Exhibit 99.1

Maryland Supreme Court Affirms MSP Recovery’s Assignments, Paving the Way for Class Action Lawsuit Against GEICO

MIAMI, FL – July 15, 2025 – MSP Recovery, Inc. (NASDAQ: MSPR) (“MSP Recovery” or the “Company”), a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery and technology leader, announces a major legal victory before the Supreme Court of Maryland.i

The Court – the highest in the State of Maryland – upheld the validity of MSP Recovery’s claim assignments from Medicare Advantage Organizations (MAOs), rejecting arguments that the Company’s assignment model violated Maryland public policy. The ruling enables MSP Recovery to proceed with its long-standing federal class action lawsuit against Government Employees Insurance Company (GEICO), one of the largest auto liability insurers in the nation.

The case stems from two consolidated federal class actions filed in the U.S. District Court for the District of Maryland, where MSP Recovery, acting through its affiliates, seeks to recover thousands of conditional payments made by MAOs for medical expenses that GEICO was legally obligated to reimburse as the primary payer under the Medicare Secondary Payer (MSP) Act. After the federal court rejected GEICO’s standing challenge and denied GEICO’s motion for summary judgment, it certified a legal question to the Maryland Supreme Court regarding whether MSP’s assignments were void under Maryland’s public policy.

In a resounding and unanimous decision, the Maryland Supreme Court held that the assignments were valid and enforceable. The Court rejected GEICO’s reliance on centuries-old doctrines of champerty, maintenance, and barratry, affirming that such concepts have no modern application under Maryland law. In doing so, the Court upheld the right of MAOs to assign reimbursement claims to entities like MSP Recovery for enforcement and recovery.

“This ruling from Maryland’s highest court is a landmark affirmation of our model and mission,” said John H. Ruiz, Founder and CEO of MSP Recovery. “For years, insurers like GEICO have refused to comply with federal law by failing to reimburse Medicare Advantage plans, shifting the burden to taxpayers and Medicare itself. This decision clears a major hurdle and allows our case to proceed toward full class action certification and, ultimately, trial.”

The class action, which remains pending, seeks to hold GEICO accountable for systematically failing to reimburse Medicare Advantage Organizations (MAOs) for injury-related medical claims, despite being legally obligated to do so under federal law. As outlined in MSP Recovery’s filings, including its brief to the Maryland Supreme Court and its pending motion for class certification, the Court directed the parties to conduct a court-supervised data-matching process to identify instances of non-reimbursement. In response, MSP conducted a comprehensive data matching analysis using GEICO’s first- and third-party claims data spanning from March 2011 to July 2019. The multi-step

Exhibit 99.1

matching protocol relied on unique identifiers—such as Social Security numbers and dates of injury—to compare MAO paid medical claims against GEICO’s bodily injury settlements. This process revealed a substantial number of matches where GEICO had resolved claims but failed to reimburse the corresponding payments made by MAOs. MSP asserts that these findings, reviewed by third-party experts and conducted under rigorous methodological standards, support their contention that GEICO’s failures were not isolated incidents, but indicative of a broader, systemic pattern of non-compliance with the Medicare Secondary Payer Act. Notably, and as previously announced by the Company, MSP has had a substantial number of additional claims assigned to it since the data matching.

GEICO responded by, among other things, challenging the enforceability of MSP Recovery’s assignments—an argument now rejected by Maryland’s highest court. This Maryland Supreme Court ruling not only preserves MSP Recovery’s ability to pursue recovery for its healthcare clients in Maryland but also reinforces the broader legality of its nationwide assignment-based recovery strategy. As GEICO and other major insurers face mounting exposure for years of non-compliance, the ruling is expected to have implications for related litigation across multiple jurisdictions.

“The Medicare Secondary Payer Act was designed to ensure that primary insurers—not taxpayers—shoulder the cost of healthcare for covered injuries,” Ruiz continued. “Today’s decision sends a strong message that legal tactics aimed at avoiding reimbursement obligations will not be tolerated.”

MSP Recovery’s Chief Legal Officer, Frank C. Quesada, added, “This underscores MSP Recovery’s commitment to protecting public healthcare funds and holding primary payers accountable, reimbursing Medicare Advantage Organizations for conditional payments they never should have had to make.”

About MSP Recovery

Founded in 2014, MSP Recovery has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries from responsible parties. MSP Recovery innovates technologies and provides comprehensive solutions for multiple industries including healthcare and legal. For more information, visit: msprecovery.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these

Exhibit 99.1

statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by MSP Recovery herein speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict or identify all such events or how they may affect it. MSP Recovery has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, the Company’s ability to capitalize on its assignment agreements and recover monies that were paid by the assignors; the inability of MSP Recovery to obtain financing and generate revenues sufficient to cover the cost of operations; the inherent uncertainty surrounding settlement negotiations and/or litigation, including with respect to both the amount and timing of any such results; the validity of the assignments of claims to MSP Recovery; the ability to successfully expand the scope of the Company’s claims or obtain new data and claims from the Company’s existing assignor base or otherwise; the Company’s ability to innovate and develop new solutions, and whether those solutions will be adopted by the Company’s existing and potential assignors; negative publicity concerning healthcare data analytics and payment accuracy; and those additional factors included in MSP Recovery’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by it with the Securities and Exchange Commission. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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i Government Employees Insurance Co. v. MAO-MSO Recovery II, LLC, et al., No. 3m/24, slip op. (Md. July

11, 2025).